UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 13, 2016, we entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and the lenders referred to therein, which is summarized below. The Credit Agreement provides for a $500 million revolving facility, $300 million of which was drawn at closing (collectively, the “Loans”). The Credit Agreement also provides that, subject to satisfaction of certain conditions, we may request that the borrowing capacity under the Credit Agreement be increased by an additional $300 million. The Credit Agreement matures on October 13, 2021.
The proceeds of the initial borrowing under the Credit Agreement were used primarily to refinance our existing indebtedness under the Macquarie Agreement (as defined below). The Loans will bear interest, at our option, at either a base rate or a Eurodollar rate, in each case plus an applicable margin. Under the Credit Agreement, the applicable margin on base rate loans ranges from 0.75% to 1.50% and the applicable margin on Eurodollar loans ranges from 1.75% to 2.50%, in each case, based on our consolidated leverage ratio (the ratio of our total consolidated funded indebtedness to our consolidated EBITDA for the most recently completed four fiscal quarter period). Loans under the Credit Agreement may be prepaid at par and commitments under the Credit Agreement may be reduced at any time, in whole or in part, without premium or penalty (except for LIBOR breakage costs).
The Loans will be guaranteed by certain of our existing and future domestic subsidiaries and secured by substantially all of our assets and the assets of certain of our domestic subsidiaries (excluding intellectual property, owned and leased real property and certain other excluded property), including the equity interests owned by us and by certain of our domestic subsidiaries, subject to certain exceptions.
The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including financial covenants to maintain (x) subject to certain limited exceptions, a consolidated leverage ratio of 3.00 to 1.00 and (y) consolidated EBITDA of at least $200 million, in each case to be measured on a quarterly basis. The Credit Agreement also contains customary events of default. In the case of a continuing event of default, the administrative agent would be entitled to exercise various remedies, including the acceleration of amounts due under outstanding loans.
Item 1.02. Termination of a Material Definitive Agreement.
On October 13, 2016, we terminated and repaid all outstanding obligations under our credit agreement, dated as of July 9, 2014, as amended, with the lenders party thereto, and Macquarie US Trading LLC, as administrative agent (the “Macquarie Agreement”) using proceeds from the Credit Agreement. In connection with the termination of the Macquarie Agreement, all security interests and pledges granted to the secured parties thereunder were terminated and released.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information disclosed under Item 1.02 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: October 17, 2016	/s/ Michael J. LaCascia
Michael J. LaCascia Senior Vice President and General Counsel